GMO Trust

Amended and Restated Supplement dated August 26, 2005 to
GMO Trust Prospectus dated June 30, 2005 and
GMO Trust Statement of Additional Information dated June 30, 2005

Minimum Investment Criteria for Class III Eligibility - GMO Developed World Stock Fund and GMO Global Growth Fund

Notwithstanding references to the contrary in the table captioned “Minimum Investment Criteria for Class II and Class III Eligibility” on page 101 of the Prospectus, the Minimum Total Investment required to purchase Class III Shares of GMO Developed World Stock Fund and GMO Global Growth Fund is $5 million.

GMO Small Cap Value Fund, GMO Small Cap Growth Fund, and GMO Tax-Managed Small Companies Fund

The Board of Trustees of GMO Trust has approved the following changes, effective August 31, 2005, to the Funds’ names:

Current Name	Name as of August 31, 2005
GMO Small Cap Value Fund	GMO Small/Mid Cap Value Fund
GMO Small Cap Growth Fund	GMO Small/Mid Cap Growth Fund
GMO Tax-Managed Small Companies Fund	GMO Tax-Managed Small/Mid Cap Fund

In connection with the Funds’ name changes, effective August 31, 2005, the first paragraph of each Fund’s “Principal investment strategies” is amended and restated to read as follows:

GMO Small/Mid Cap Value Fund

The Fund typically makes equity investments in U.S. companies that issue stocks included in the Russell 2500 Index and in companies with similar market capitalizations (“small and mid cap companies”). As of May 31, 2005, the market capitalization of companies that issue stocks included in the Russell 2500 Index, a U.S. stock index, ranged from $20 million to $8 billion. In addition, as of May 31, 2005, the average market capitalization of companies that issue stocks included in the Russell 2500 Index was approximately $2.4 billion and the median market capitalization was approximately $690 million. Under normal circumstances, the Fund invests at least 80% of its assets in investments in small and mid cap companies.

GMO Small/Mid Cap Growth Fund

The Fund typically makes equity investments in U.S. companies that issue stocks included in the Russell 2500 Index and in companies with similar market capitalizations (“small and mid cap companies”). As of May 31, 2005, the market capitalization of companies that issue stocks included in the Russell 2500 Index, a U.S. stock index, ranged from $20 million to $8 billion. In addition, as of May 31, 2005, the average market capitalization of companies that issue stocks included in the Russell 2500 Index was approximately $2.4 billion and the median market capitalization was approximately $690 million. Under normal circumstances, the Fund invests at least 80% of its assets in investments in small and mid cap companies.

GMO Tax-Managed Small/Mid Cap Fund

The Fund typically makes equity investments in small and mid cap companies that issue stocks traded in the U.S. market and uses quantitative models integrated with tax management techniques to provide investors subject to U.S. federal income tax exposure to the U.S. small and mid cap company equity market. The Manager considers “small and mid cap companies” to be those chosen from among the 3,000 largest capitalized companies, excluding the top 500, with stocks traded in the U.S. market. Under normal circumstances, the Fund invests at least 80% of its assets in investments in small and mid cap companies.

GMO Global Growth Fund

On page 31 of the Prospectus, under the caption “Fees and expenses”, the heading that references “Class IV” in the “Annual Fund operating expenses” table should reference “Class III”, which is the only class of shares the Fund currently offers.

GMO Domestic Bond Fund

On page 51 of the Prospectus, under the caption “Fees and expenses - Annual Fund operating expenses”, the “Net annual expenses” for the Fund’s Class VI shares should be “0.16%.”

GMO Developed World Stock Fund

On the inside back cover of the Prospectus, the Cusip number for the Fund’s Class III shares should be “362013 20 3.”

GMO Value Fund and GMO Real Estate Fund

Effective August 26, 2005, the GMO U.S. Active Division, which is responsible for the day-to-day management of the GMO Value Fund and GMO Real Estate Fund, merged into the GMO U.S. Quantitative Division. Mr. Soucy and Mr. Wilderman are the senior members of the GMO U.S. Quantitative Division. Day-to-day management of the GMO Value Fund and GMO Real Estate Fund has not been affected by this change.